United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 3, 2004

Summa Industries

(Exact name of registrant as specified in its charter)

Delaware	1-7755	95-1240978
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (310) 792-7024

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events.

On May 3, 2004, Summa Industries (the “Company”) consummated the repurchase (the “Repurchase”) of all of its issued and outstanding shares of Series A Preferred Stock (the “Preferred Shares”) and 452,856 issued and outstanding shares of its Common Stock, par value $.001 (the “Common Shares”), from three affiliates of Stadium Capital Management, LLC (the “Investors”), pursuant to the terms and conditions of that certain Series A Preferred Stock & Common Stock Repurchase Agreement (the “Repurchase Agreement”).   A copy of the Repurchase Agreement is attached to this Current Report as Exhibit 10.1. Prior to the Repurchase, the Investors beneficially owned approximately twenty-two percent of the Company’s outstanding securities, assuming conversion of the Preferred Shares and excluding stock options.

As consideration for the Repurchase, the Company paid $6,552,681 for the Preferred Shares and $3,632,992 for the Common Shares, by issuance to the Investors of $10,185,673 in principal amount of unsecured subordinated promissory notes (the “Notes”).  The Notes initially bear simple interest at a rate of 12% per annum, which is subject to reductions as the aggregate outstanding principal balance is reduced, permit prepayment by the Company in whole or part without penalty, and are due in full by September 2006.   A copy of the form of the Notes is attached to this Current Report as Exhibit B to Exhibit 10.1.

The repurchase price for the Preferred Shares was the book value per share on the date of repurchase.  The repurchase price for the Common Shares was $8.02 per share, the market price per share for the Common Shares on the Nasdaq National Market on the date of repurchase, less a discount of 8%.

In connection with the Repurchase, the Company terminated that certain existing stock buy-back plan previously approved on May 22, 2003 (the “2003 Plan”), which had authorized the repurchase of up to two million of the Company’s Common Stock from time to time.  Prior to its termination, approximately $1.9 million remained available for repurchases under the 2003 Plan.  Only $69,000 of Common Stock had been repurchased pursuant to the 2003 Plan prior to its termination.

Item 7.                    Exhibits.

(c)           Exhibits.

Exhibit	Description

3.1	Certificate of Amendment to Certificate of Designations of the Series A Preferred Stock of the Company, as filed with the Delaware Secretary of State on May 3, 2004

10.1	Series A Preferred Stock & Common Stock Repurchase Agreement, including form of Subordinated Promissory Note, dated May 3, 2004 by and among the Company and the Investors set forth therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMA INDUSTRIES,
a Delaware corporation

Date: May 6, 2004	By:	/s/ James R. Swartwout
James R. Swartwout
President